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                                   EXHIBIT 4.6

                              WORKING CAPITAL LINE

$300,000 PAR VALUE

                                   SECTION ONE
                         TERMS OF CREDIT LINE AND NOTES

FOR VALUE RECEIVED, LAHAINA ACQUISITION, INC. ("the Debtor") of 2900 Atlantic Avenue, Suite 900, Fernandina Beach, Florida 32034 promises to pay to the order of GCA STRATEGIC INVESTMENT FUND LTD. (hereinafter "GCA") c/o Prime Management Limited Mechanics Building, 12 Church Street, Hamilton HM 11, Bermuda, the par value amount of One Hundred Eighty Thousand ($180,000) Dollars payable April 22, 1999. The purchase price of the note will be $850 principal amount for each $1000 par value amount purchased. Beginning on the latter of (i) the full repayment of the note and (ii) 95 days following the closing date, the Fund will grant to the Company an option for an additional $120,000 of Notes, with the same conditions as set forth herein (The "Option notes"), provided there is no material adverse change in financial condition of the Company or the Company's stock price. The additional notes will be funded in $60,000 increments, up to a total of $300,000. The Company will provide the Funds with three weeks notice prior to any take down of the additional notes. Prepayment of the full Par Value Amount is permitted at any time. All Option Notes shall have a term of Ninety
(90) days from the date any Option Note is closed upon by Lahaina Acquisitions, Inc.

                                   SECTION TWO
                                    WARRANTS

The Fund will receive 100,000 warrants with a strike price of $2.60. The term of the Warrants will begin at the closing date hereof and continue through five years from the closing date (the "Funding Warrants"). The Option Notes will entitle the Funds to receive an additional 50,000 Warrants per $60,000 par value amount thereof, with the same expiration as the Funding Warrants (the "Option Warrants"), up to an additional 100,000 Bonus Warrants. The stock price of the Option Warrants is the average of the following: (i) the 30 day Weighted Average Sales Price and (ii) the 30 day Closing Bid Price of Companies Common Shares listed on the OTC Bulletin Board as reported by Bloomberg, L.P., on the date of the takedown.

                                  SECTION THREE
                        EFFECT OF WAIVER OF RIGHTS BY GCA

GCA is not under any obligation to exercise any of its rights under this note, and failure to exercise its right under this note or to delay in exercising any of its rights shall not be deemed a waiver of or in any manner impair any of the rights of GCA.

                                  SECTION FOUR
                               REGISTRATION RIGHTS

The rights and remedies of GCA specified in this note are cumulative and do not exclude any other rights or remedies it may otherwise have. The Warrants will be registered for resale under a resale registration statement as provided for in the Registration Rights Agreement, attached hereto as Exhibit A.


                                  SECTION FIVE
                      ACCELERATION OF INSOLVENCY OF DEBTOR

If Debtor shall be adjudged bankrupt, or file a petition in bankruptcy, or have a petition in bankruptcy filed against it, this note shall become due and payable immediately without demand or notice.

                                   SECTION SIX
             WAIVER OF PRESENTMENT, PROTEST, AND NOTICE OF DISHONOR

Debtor hereby waives all acts on the part of GCA required in fixing the liability of the party, including among other things presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment, and any other notice.



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                                  SECTION SEVEN
                                 CHOICE OF LAWS

This note shall be governed by and construed in accordance with the internal laws (as opposed to conflict of laws) of Georgia in all respects, including matters of construction, validity and performance.


                                  SECTION EIGHT
                               COSTS OF COLLECTION

Debtor shall pay on demand all costs of collection, including legal expenses and attorney fees, incurred by GCA in enforcing this note on default.

Dated: January 19, 1999

                                    LAHAINA ACQUISITIONS, INC.


                                    By:
                                       -----------------------------------------
                                       Richard Smyth



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